Exhibit 10(l)(7)

AMENDMENTS TO THE ALCOA INC.

EMPLOYEES’ EXCESS BENEFITS PLAN A

Pursuant to Section 5.1 of Alcoa Inc. Employees’ Excess Benefits Plan A (“Plan”), which provides that the Plan may be amended in whole or in part at any time, the Plan is revised as follows:

1.	Section 2.1 of the Plan is amended by adding the following to the end thereof:

For Participants retiring with a benefit under this Plan on or after January 1, 2012, the term Surviving Spouse in the Plan will include a Surviving Domestic Partner as defined in Plan I and who is designated as a beneficiary under Alcoa Retirement Plan I.

2.	In all other respects, the Plan is ratified and confirmed.

11-12 Alcoa Excess A Plan